EXHIBIT 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors
Helen of Troy Limited:

We consent to the incorporation by reference in the registration statements No. 333-11181, No. 333-67349, No. 333-67369, No. 333-90776, No. 333-103825, No. 333-128832, No. 333-153658, No. 333-154525 and No. 333-154526 on Form S-8, of Helen of Troy Limited and subsidiaries of our report dated May 14, 2007, with respect to Helen of Troy Limited and subsidiaries’ consolidated statements of operations, shareholders’ equity, cash flows and related financial statement schedule for the year ended February 28, 2007, which report appears in the February 28, 2009 annual report on Form 10-K of Helen of Troy Limited.  Our report on the consolidated financial statements refers to a change in the Company’s accounting for share-based payments effective March 1, 2006.

/s/ KPMG LLP

Albuquerque, New Mexico May 14, 2009